Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634, 333-150680, and 333-162666 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-168049 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement No. 333-165450 of Enterprise Products Partners L.P. on Form S-3, of our report dated March 1, 2010, related to the consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retroactive effects of the  common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by Enterprise Products Partners L.P. on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions) included in this Current Report on Form 8-K of Enterprise Products Partners L.P. dated November 22, 2010.

\s\ Deloitte & Touche LLP

Houston, Texas
November 22, 2010